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                                Exhibit 21.1


                               enherent Corp.
                        LIST OF ACTIVE SUBSIDIARIES





1.    enherent (Barbados) Ltd.
2.    enherent Solutions International, Ltd. - Holding Co.
3.    enherent Solutions International, Ltd. - Barbados Branch
4.    enherent Solutions, SRL